# EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective the 1st day of May, 2016, between 4WARD RESOURCES, INC., a Texas corporation ("Employer"), and PATRICK DOSSSER, ("Employee").

It is agreed as follows:

1. *Employment.* Employer employs Employee, and Employee accepts employment, upon the terms and conditions set forth in this Agreement.

2. *Term.* This Agreement begins on May 1, 2016, and continues until May 1, 2020 unless terminated by either party in compliance with this Agreement's provisions governing termination.

3. *Compensation.*

a. *Salary.* Employer will pay Employee an annual salary of Ninety Eight Thousand and 00/100 Dollars ($98,000.00) during the term of this Agreement. The salary will be paid in accordance with Employer's existing payroll policies for comparable employees.

b. *Fringe Benefits.* Employee will be entitled to participate in all other fringe benefit programs of Employer, which may include health insurance. Employer may amend, eliminate, or add to the existing fringe benefit programs in its sole discretion.

4. *Duties.* Employee will be employed as the Company's Vice President for all operations and in additional or other capacities and offices as may be assigned by Employer from time to time.

5. *Illness or Disability.* During any period within the term of employment in which Employee is unable to work because of illness, Employer will continue to pay Employee in accordance with the Salary Continuation Plan established as Employer policy. However, the payments will cease, and Employee will be entitled to no further payments under this Agreement, after the Employee has been disabled for six (6) consecutive months. "Disabled" means that Employee is unable to undertake normal duties by reason of any medically determined physical or mental impairment which can be expected to result in death or be of long, continued, or indefinite duration. A determination of disability will be based on certificates of physicians and other appropriate evidence. If Employee disagrees with the opinion of a physician selected by Employer, Employee may obtain a second opinion from a physician selected by Employee. Should this second opinion concur with the

first, Employer and Employee will be bound by the concurring opinion. Should the second opinion disagree with the first, Employer and Employee will request the first two physicians to nominate a third physician whose opinion will be final.

6. *Vacation.* Employee is entitled to vacation periods with full pay in accordance with established Employer policy. The vacation may be scheduled in Employee's discretion. Any vacation which is unused will be carried over from year to year. All unused vacation must be paid at the then applicable salary upon termination of this Agreement.

7. *Expenses.* During the term of employment, Employee is entitled to reimbursement for reasonable business expenses incurred on behalf of Employer in accordance with the policies and procedures established by Employer.

8. *Termination.*

a. This Agreement automatically terminates upon the expiration of any six (6) month period of disability as determined in accordance with this Agreement or upon the death of Employee, whichever event first occurs. However, the obligation of Employer to pay to Employee or Employee's estate the total compensation which otherwise would be payable to Employee under this Agreement will continue through the end of the month within which the event occurs causing the Agreement to be terminated.

b. Employer may terminate this Agreement immediately by written notice to the Employee if Employee materially fails to perform assigned duties, willfully fails to carry out the directions of supervisors, or commits an act of dishonesty relating to this employment.

9. *Assignability.* These contractual obligations of Employee are personal and neither the rights nor obligations under this Agreement may be assigned, or transferred by any party in any manner except as provided in the event of death, nor are such rights or obligations subject to involuntary alienation, assignment, or transfer, except that they will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of acquisition, disposition, or business reorganization.

10. *Amendment.* This Agreement contains the entire understanding of the parties. This Agreement may be changed only by a written document signed by Employee and Employer.

11. *Notices.* All notices and other communications required or permitted to be given by this Agreement must be in writing and must be given and will be deemed received if and when either hand-delivered and a signed receipt is given, or mailed by registered or certified U.S. mail, return receipt requested,

postage prepaid, and if to Employer to:

4WARD RESOURCES, INC.
900 ISOM, SUITE 306
San Antonio, TX 78216

and if to Employee to:

PATRICK DOSSER
510 CALUMET
SAN ANTONIO, TEXAS 78209

Either party may change the address to which notice to it is to be addressed by notifying the other party of the change.

12. *Enforcement.* This Agreement will be construed in accordance with the laws of the State of Texas. Any dispute regarding this Agreement will be resolved by submission to the arbitration procedures of the American Arbitration Association before a sole arbitrator. The arbitrator will determine which party is the most prevailing and order the payment of the most prevailing party's arbitration costs and reasonable attorneys' fees. The award of the arbitrator will be final and binding and enforceable under the terms of the Texas Arbitration Act.

IN WITNESS WHEREOF, the parties have executed this Agreement.

"EMPLOYER"

4WARD RESOURCES, INC.
a Texas corporation

By: MichaelWard
Its: President

"EMPLOYEE"

PATRICK DOSSER